Exhibit 10.26

August 20, 2002

Mr. Clint Streit
7 Hunter’s Ridge Drive
Pennington, NJ 08534

Dear Clint:

We are pleased you have accepted the position of Chief Operating Officer (“COO”) for RMH Teleservices, Inc. (“RMH” or “Company”). As we discussed, your offer of employment was contingent upon your executing, the attached Non-Competition/Non-Solicitation and Confidentiality Agreement (see Exhibit “A”), as well as your confirmation regarding the other terms and conditions of your employment as described below. In addition, we have also just decided to pay you a signing bonus.

1.    Title:  Chief Operating Officer, reporting directly to the Chief Executive Officer.

2.     Effective Date:  August 20, 2002.

3.    Base Salary:  $400,000 per year, minus taxes and withholdings required by law, paid in bi-weekly increments while you are actively employed by RMH. Your Base Salary may be adjusted by RMH’s Compensation Committee during your active employment beginning as early as twenty-four (24) months from your start date.

4.    Term:  RMH’s employment arrangement with you will be based on the terms herein for a three (3) year period, subject to the Company’s right to modify your salary after the initial twenty-four (24) months and the Company’s right to terminate the arrangement and/or your employment at any time sooner, as described below:

(a)    Termination For Cause Or Due To Death Or Disability.  Your employment and this arrangement can be terminated by the Company for Cause (as defined in Exhibit “B”), without any advanced notice to you. If you are terminated for Cause, you will be paid your Base Salary through your date of termination. The Company will not be obligated to pay you any severance, bonus or other compensation or benefits following the termination date as the Term of your arrangement and employment with RMH would immediately cease upon the Company’s written notice to you of termination for Cause. However, the Non-Competition/Non-Solicitation and Confidentiality Agreement will survive this Term Sheet and your employment termination.

(b)    Termination By Company Without Cause.  If you are terminated by RMH without Cause, you will be eligible for twelve (12) months severance at your then current Base Salary (no Annual Bonus – pro-rated or otherwise, or fringe benefits) so long as you (i) execute a General Release acceptable to RMH (see Exhibit “C” for a sample) and (ii) continue to comply with the Non-Competition/Non-Solicitation and Confidentiality Agreement (which was a condition of your original employment) and will survive this Term Sheet and your employment with RMH. The severance would be in lieu of any other consideration under the provisions of this Term Sheet and/or under any other Company policy or plan. Please note, however, that your Base Salary, Annual Bonus, benefits and any other compensation would stop as of the date of termination of your active employment with the Company.

(c)    Termination By You.  If you terminate your employment with RMH for any reason, you must give RMH sixty (60) days written notice. Upon receipt of such notice, RMH can terminate your employment at any time prior to the end of the sixty (60) day period and will not be required to pay you any compensation (i.e., Base Salary, Annual Bonus, severance or benefits) past such actual termination date. Upon such termination, you would be eligible to receive your Base Salary for all days worked prior to your separation, but no additional Base Salary, benefits, severance, Annual Bonus (pro-rated or otherwise) or other consideration. However, the Non-Competition/Non-Solicitation and Confidentiality Agreement will survive this Term Sheet and your employment termination.

5.    Annual Bonus:  You may be eligible for an Annual Bonus if, in the sole discretion of the RMH Board of Directors, you meet the target goals (both the Company’s target goals and the personal goals set for you by the Company). Such Annual Bonus, if any, will be paid within a reasonable time following the close of the fiscal year and only if you are actively employed by RMH at such time. If the Board, in its sole discretion, awards you any Annual Bonus for 2002, it will be prorated based on your start date.

6.    Vacation:  Four (4) weeks paid vacation annually, not to be carried over year to year. Unused vacation is forfeited by you upon your separation from the Company.

7.    Benefits:  You will be eligible to participate, at the Company’s sole cost, in RMH’s benefit plans, which currently consist of medical, dental, prescription, vision life insurance and long-term disability insurance.

8.    Non-Competition/Non-Solicitation, Confidentiality:  You will be required to execute the attached Non-Competition/Non-Solicitation and Confidentiality Agreement (see Exhibit “A”).

9.    Option:  The Company will make a request to the relevant Committee, in accordance with the RMH Teleservices, Inc 1996 Stock Incentive Plan, that the Committee grant you an option for 150,000 RMH Common Shares under the RMH Teleservices, Inc 1996 Stock Incentive Plan. The Committee will have full discretion to approve or deny the request and to determine the vesting schedule, strike price and other terms and conditions of the grant. Approval of the request to make the grant is not guaranteed.

10.    Award:  The Company will make a request to the relevant Committee, in accordance with the RMH Teleservices, Inc 1996 Stock Incentive Plan, that the Committee grant you an award of 50,000 shares or RMH Restricted Stock under the RMH Teleservices, Inc. Stock Incentive Plan. The Committee will have full discretion to approve or deny the request and to determine the terms and conditions of such award. Approval of the request to make the award is not guaranteed.

11.    Lump Sum Bonus:  The Company has agreed to pay you a one-time Lump Sum Bonus of $160,000, minus taxes and applicable withholdings required by law, in exchange for your executing this Term Sheet and the Non-Competition/Non-Solicitation and Confidentiality Agreement (Exhibit “A”). The Lump Sum Bonus payment will be made within a reasonable time after you execute this Term Sheet and Exhibit “A”.

Please confirm your acceptance by signing and dating the space below. Retain one (1) copy of the letter for yourself and return the original as soon as possible.

Sincerely,

/s/ John A. Fellows
John A. Fellows Chief Executive Officer

ACCEPTED BY:

/s/ Clint Streit
Clint Streit	Date